                                                                    Exhibit 16.1



August 20, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

      We have read Item 4.01 of Form 8-K dated August 17, 2004, of Vitria Technology, Inc. and are in agreement with the statements contained in the first sentence of paragraph 1 and in paragraphs 2, 3 and 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                              /s/ Ernst & Young LLP